UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 2016, subject to shareholder approval, the Board of Directors of Towerstream Corporation (the "Company") approved amendments to the 2008 Non-Employee Directors Compensation Plan.  Under the revised plan, each non-employee director is to receive a monthly $2,083.33 cash fee.  Committee chairmen will receive an additional $416.66 cash fee monthly.  Each non-employee director shall also receive quarterly grants of ten-year options to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant and that vest monthly over a one year period.

In October 2015, Philip Urso, the Chairman of the Board of Directors of the Company, expanded his day-to-day involvement in the Company’s activities to assess the daily operation of the Company and advise the board on cost cutting measures and other strategies. As compensation for these expanded services, the Company determined to provide Mr. Urso with monthly compensation, effective October 2015, of $10,166 cash, a monthly car allowance no greater than $1,000 per month and healthcare coverage. Prior to expanding his role, Mr. Urso’s monthly compensation was $5,000.

         As filed in the Company’s current reports on Form 8-K filed on February 17, 2016 and March 10, 106, Mr. Urso was appointed Interim Chief Executive Officer on February 16, 2016 and on March 4, 2016, the Company further modified the terms of his compensation as follows:

●	Mr. Urso’s cash compensation was changed to $25,000 per month;

●

The Company awarded Mr. Urso a one-time grant of 100,000 fully vested, ten-year options to purchase shares of the Company’s common stock, at an exercise price equal to the price of the Company’s common stock at market close on March 4, 2016; and

●

The Company will award Mr. Urso 25,000 fully-vested, ten-year stock options on the last day of each month of his service as Interim Chief Executive Officer for an initial period of four months, and 10,000 shares per month thereafter due on the last day of each month of service as Interim Chief Executive Officer, with all such options having an exercise price equal to the price of the Company’s common stock at market close on the day of the grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: April 29, 2016	By:	/s/ Philip Urso
Philip Urso
Interim Chief Executive Officer